                                                                   EXHIBIT 10.33

                             SEPARATION AGREEMENT
                             and GENERAL RELEASE


     This Agreement is entered into this 12h day of September, 1997, by and between Dan Moen (hereinafter "Employee") and Galen Health Care, Inc. (hereinafter "Company").

     In consideration of Employee's agreement to the terms set forth below, and the mutual benefits to be derived hereunder, it is agreed as follows:

     All payments are subject to withholding for federal income tax, FICA, and other deductions required by law or regulation.

1. Employee's effective date of resignation is to be within thirty (30) days following the closing of the transactions to divest or joint venture the Value Health subsidiaries to include; Value Behavioral Health, and Value Rx unless Employee accepts a new position with the Company.

2. Employee is to receive payment equivalent to three year's salary ($1,200,000) plus equivalent incentive compensation for three years ($600,000) and a pro-rated (assuming 6/12 with closing no earlier than December 1, 1997) incentive compensation payment for 1997 ($100,002) for a total of one million nine hundred thousand two dollars ($1,900,002). Both parties agree that this sum is correct for this example. Payment shall be paid in a lump sum within 10 days of the effective date of Employee's resignation.

3. In addition to the consideration described above, Employee is to receive $57,693 payment for all unused Paid Time Off (PTO). Payment shall be paid in a lump sum within 10 days of the effective date of Employee's resignation.

4.  Vested options may be exercised in accordance with plan provisions.

5. In addition to the consideration described above, Employee is to receive $7,761 in consideration of COBRA health and dental insurance continuation for eighteen months. Payment shall be paid in a lump sum within 10 days of the effective date of Employee's resignation.

6. In addition to the consideration described above, Employee is to receive $35,000 in consideration of relocation expenses. Payment shall be paid in a lump sum within 10 days of the effective date of Employee's resignation.

7. In addition to the consideration described above, Employee is to receive $5,000 in consideration of outplacement services. Payment shall be paid in a lump sum within 10 days of the effective date of Employee's resignation.

8. In addition to the consideration described above, Employee shall receive a cash payment equal to either (i) the Fair Market Value on the last day of employment or (ii) the aggregate amount of the Annual Bonus applied to the receipt, in either case, of all Restricted Shares held by Employee. Payment shall be paid in accordance with plan provisions.

9. Employee agrees to sell and the Company agrees to purchase Employee's minority ownership interest in nine (9) Columbia affiliated companies in Florida at fair market value and in as expeditious a manner as possible, consistent with similarly situated employees.

The foregoing is in consideration of Employee's agreement that all promises set forth herein are accepted in full and final release and settlement of any and all claims of any type relating to Employee's employment or the operation of the Company which Employee ever had or may now have against Company, or any of its successors, purchasers, subsidiaries, assigns, affiliates, or parent, and the officers, agents, directors, or employees of any of them. Employee hereby agrees to make himself available at the request of the Company, at reasonable times and upon reasonable notice, to assist the Company on matters the Company shall designate in connection with issues involving litigation, compliance and/or any governmental or other investigations involving the Employee's tenure as an employee. Nothing in this statement shall require the Employee to act contrary to the advice of counsel. Employee shall be indemnified by the Company in accordance with, and to the fullest extent allowed by, the provisions of Delaware law and Article Sixteenth of the Restated Certificate of Incorporation of the Company and will be provided advancement of legal fees and costs to the fullest extent provided therein. It is further agreed that the terms of this agreement will not be revealed to any person not a party to it, other than as required by law and except for spouse and legal and financial advisors.
Employee also agrees to expressly waive any rights under any other programs or agreements between Employee and Company including its parent other than as set forth herein or as provided for under existing company benefit plans including, but not limited to Employee's 401 (k) plan and Stock Purchase Plan.

Also, in consideration of the agreements set forth herein, Employee agrees to bring no lawsuits, claims, or charges of any kind relating to his employment or separation from employment including, but not limited to claims under the Age Discrimination in Employment Act. Employee acknowledges to have read this agreement/release and to understand all of its terms. Each party agrees to not make any disparaging remarks regarding the other party. Employee further acknowledges to have been informed of the right to agree or not agree to the terms set forth herein and has executed this agreement voluntarily with full knowledge of its significance and consequences. Employee acknowledges to have been offered at least twenty-one (21) days to consider the terms and conditions of this document but has voluntarily chosen to execute the document on the date of its execution, as evidenced by his signature. In addition, Company and

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Employee agree that Employee has seven (7) days following the execution of this document in which to revoke this agreement by written notice.

This agreement/release is binding on and shall inure to the benefit of Company, its parent and its successors and/or assigns.

If you agree to all of the terms and conditions set forth herein, please signify by your signature below, and steps will be taken to implement this agreement.

I acknowledge that I have read the foregoing, have had ample time to consider it, including ample time to consult with counsel, and voluntarily agree to all terms set forth herein.


                  /s/ Don Moen                       9/15/97
        -----------------------------------     ------------------
                     Employee                          Date


                 /s/ Neil Hemphill                   9/17/97
        -----------------------------------     ------------------
                     Company                           Date

                                                                   EXHIBIT 10.33


             Amendment to Separation Agreement and General Release
             -----------------------------------------------------


This is an amendment to the above Agreement which was entered in of on the 12/th/ day September 1997, by and between Dan Moen (hereinafter "Employee") and Galen Health Care, Inc. (hereinafter "Company"). Employee will immediately assume additional responsibilities dealing with managed care activities within the company. It is understood that these new responsibilities do not constitute Employee accepting a new position with the Company as referenced in the Separation Agreement and General Release. Specifically, no terms or provisions of that Agreement are modified or changed in anyway as result of employee assuming these additional managed care responsibilities. I acknowledge that I have read the foregoing and voluntarily agree to the terms set forth herein.



/s/ Dan Moen                                                    2/27/98
--------------------------                                 -----------------
    Employee                                                      Date


/s/ Neil Hemphill                                               2/27/98
--------------------------                                 -----------------
    Company                                                       Date